Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Second Quarter 2009

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--July 22, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights:

  Renewed 47 existing lease agreements totaling 123,063 square feet, at rents 5.7% over prior rental rates
  Executed 27 new leases totaling 116,143 square feet, at rents 31.6% above portfolio average
  Signed anchor lease agreements with Ross Dress For Less and Dollar Tree for the Marketplace of Delray in Delray Beach, FL
  Portfolio occupancy of 91.3%, compared to 90.9% in the first quarter of 2009
  Same Center Operating expense recovery ratio of 100.2%

Funds from operations (FFO) for the second quarter of 2009 was $11.3 million, or $0.52 per diluted share, compared to $13.2 million or $0.62 per diluted share for the second quarter of 2008. Excluding costs related to the Company’s recent proxy contest and its strategic review process, FFO per diluted share for the quarter would have been $0.56. Funds from operations for the six months ended June 30, 2009 was $23.2 million, or $1.08 per diluted share, compared to $26.4 million or $1.23 per diluted share for the same period in 2008. Excluding the aforementioned costs, FFO per diluted share for the six months ended June 30, 2009 would have been $1.12. The decline in adjusted FFO for the quarter and six month periods is primarily attributed to the bankruptcies of Linens ‘n Things and Circuit City for both wholly-owned and joint venture properties coupled with a reduction in development fees.

Net income available to RPT common shareholders for the second quarter of 2009 was $1.6 million or $0.08 per diluted share, compared to net income available to RPT common shareholders of $3.0 million or $0.16 per diluted share for the second quarter of 2008. Net income available to RPT common shareholders for the six months ended June 30, 2009 was $3.8 million or $0.20 per diluted share, compared to $14.4 million or $0.78 per diluted share for the same period in 2008. Excluding the costs mentioned above, second quarter net income per diluted share would have been $0.12 and $0.24 for the quarter and six months, respectively. The decline in adjusted net income for the quarter and six month periods is primarily attributable to a decrease in the gain on asset sales over 2008 levels as well as the impact of the Circuit City and Linens ‘n Things closures.

“During the second quarter we resolved our proxy contest and welcomed two new Board of Trustee members to the Company. Additionally, we have made significant progress with the refinancing of our $250 million credit facilities and continued to post positive leasing statistics, all of which contributed to an active and productive quarter,” said Dennis Gershenson, Chairman, President and Chief Executive Officer. “The Linens ‘n Things and Circuit City bankruptcies continue to impact many of our key operating metrics, however, we are optimistic about our planned timing for re-leasing these vacancies. During the remainder of the year, we will continue to focus on internal growth within our core shopping center portfolio, improving our balance sheet and increasing liquidity.”

Operating Portfolio Statistics

As of June 30, 2009, the Company owned equity interests in 89 retail shopping centers totaling approximately 19.8 million square feet consisting of 56 wholly-owned properties and 33 properties held through joint ventures. The majority of the Company’s portfolio is concentrated in metropolitan markets with an average five-mile population base of 169,179 people and an average household income of $73,637. The average shopping center size is 222,565 square feet and contains on average more than two anchors per center insulating them from any single tenant issue. Ramco-Gershenson’s shopping centers are primarily anchored by necessity retail tenants including grocery stores, discount department stores, pharmacies and other destination oriented retailers. Eighty-two percent of the Company’s rental stream comes from a diverse line-up of national and regional tenants. No single tenant accounts for more than 3.8% of the Company’s annualized base rent and only four tenants contribute more than 2%.

In the second quarter of 2009, Ramco-Gershenson’s same center net operating income (NOI) declined by 3.0% compared to the same period in 2008. The decrease was primarily the result of the vacancies created by both the Linens ‘n Things and Circuit City bankruptcies. Excluding the effect of these store closures, same center NOI would have declined 0.3%.

Rent Commencements/Leasing/Occupancy

During the second quarter, 18 tenants totaling 200,739 square feet took occupancy of their stores, at an average combined base rent of $10.45 per square foot. Included in this figure are 13 non-anchor tenants totaling 40,791 square feet, paying on average $16.00 per square foot, a 2.7% decrease over portfolio average rents for non-anchor space as well as five anchor tenants totaling 159,948 square feet paying on average $9.04 per square foot, an 11.3% increase above portfolio average rents for anchor space.

Also during the quarter, 47 leases for existing non-anchor tenants were renewed encompassing 123,063 square feet, at an average base rent of $16.54 per square foot, an increase of 5.7% over prior rental rates. No anchor space was renewed during the quarter.

Additionally, the Company signed 27 new leases in the second quarter for new tenancies that will take occupancy in subsequent periods. These new leases total 116,143 square feet, at an increase of 31.6% above combined portfolio average rents and include 76,518 square feet of non-anchor space and 39,625 square feet of anchor space. This leasing pace compares favorably to the 24 new leases signed in 2008 and the 15 leases signed in 2007, for the same period.

At June 30, 2009, same center occupancy was 94.4%. Including current redevelopment projects in various stages of completion, occupancy was 91.3%, compared to 90.9% at the end of the first quarter 2009.

Redevelopment

As of June 30, 2009, the Company had eight value-added redevelopment projects in progress, all with commitments for the expansion or the addition of an anchor or out-lot tenant. The Company plans to spend approximately $6.9 million on these projects during the remainder of 2009. Including the Company’s pro-rata share of joint venture properties, the redevelopments are expected to produce a 12.5% stabilized return on investment.

During the second quarter, the Company announced that it has completed the leasing phase of the Marketplace of Delray shopping center, in Delray Beach, Florida. Leases have been signed for a 27,625 square foot Ross Dress For Less as well as a 12,000 square foot Dollar Tree. Ross Dress For Less and Dollar Tree will occupy vacant mid-box space as well as a portion of the Office Depot store that was downsized to accommodate a smaller prototype.

Development

The Company continues to take a conservative approach to the development of new shopping centers curtailing further investment until leasing, construction financing and partnership requirements have been met. As of June 30, 2009, the Company had two projects under construction and three projects in the pre-development phase. During the remainder of 2009, the Company anticipates spending $2.5 million on its development program, including wholly-owned and joint venture development projects.

Market Capitalization/Debt

At June 30, 2009 the Company’s total market capitalization equaled $878.7 million, including 21.6 million shares of common stock (or equivalents) valued at $216.5 million. Total debt at quarter-end approximated $662.2 million with an average interest rate of 4.8% and an average maturity of 52 months. Of that total, $480.2 million was fixed rate debt and $182.0 million was variable rate debt. The Company’s fixed charge coverage ratio was 1.9x.

Dividend

On July 1, 2009, the Company paid a second quarter common share dividend of $0.2313 per share for the period of April 1, 2009 through June 30, 2009, to shareholders of record on June 20, 2009, based on an annualized rate of $0.9252 per share. The Company’s FFO and FAD payout ratio for the quarter were 44.3% and 46.2%, respectively.

Guidance

Given the Company’s ongoing review of strategic alternatives, the refinancing of its credit facilities and the potential for asset sales, the Company has decided to delay updating its 2009 FFO per share guidance. Based upon continued exposure to the Linens ‘n Things and Circuit City vacancies, same center NOI is expected to be down approximately 2% to 3% for the full-year 2009, compared to 2008. Overall portfolio occupancy is projected to be stable at between 91% and 92% for the year.

Conference Call

Ramco-Gershenson Properties Trust will host a live broadcast of its second quarter conference call on Thursday, July 23, at 9:00 a.m. eastern time, to discuss its second quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 327993), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Revenues:
Minimum rents	$ 21,215	$ 23,101	$ 42,594	$ 46,122
Percentage rents	27	133	280	497
Recoveries from tenants	9,890	10,313	20,537	21,396
Fees and management income	1,497	1,930	2,626	3,352
Other income	1,000	495	1,353	980
Total revenues	33,629	35,972	67,390	72,347
Expenses:
Real estate taxes	4,697	4,805	9,407	9,652
Recoverable operating expenses	5,558	5,500	11,561	12,083
Depreciation and amortization	7,876	7,880	15,669	15,835
Other operating	656	1,013	1,920	2,061
General and administrative	5,364	4,820	9,489	8,625
Interest expense	7,904	8,893	16,008	18,672
Total expenses	32,055	32,911	64,054	66,928
Income from continuing operations before gain on sale
of real estate assets and earnings from unconsolidated entities	1,574	3,061	3,336	5,419
Gain on sale of real estate assets	53	103	401	10,287
Earnings from unconsolidated entities	337	769	857	1,666
Income from continuing operations	1,964	3,933	4,594	17,372
Discontinued operations:
Loss on sale of real estate assets	-	(463)	-	(463)
Income from operations	-	108	-	205
Loss from discontinued operations	-	(355)	-	(258)
Net income	1,964	3,578	4,594	17,114
Less: Net income attributable to the noncontrolling interest
in subsidiaries	(401)	(594)	(781)	(2,685)
Net income attributable to Ramco-Gershenson Properties
Trust ("RPT") common shareholders	$ 1,563	$ 2,984	$ 3,813	$ 14,429

Amounts attributable to RPT common shareholders:
Income from continuing operations	$ 1,563	$ 3,291	$ 3,813	$ 14,652
Loss from discontinued operations	-	(307)	-	(223)
Net income	$ 1,563	$ 2,984	$ 3,813	$ 14,429

Property Operating Expense Recovery Ratio	96.4%	100.1%	97.9%	98.4%

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Calculation of Funds from Operations:
Net income attributable to RPT common shareholders	$ 1,563	$ 2,984	$ 3,813	$ 14,429
Add:
Depreciation and amortization expense	9,321	9,268	18,604	18,683
Noncontrolling interest in partnership	401	579	781	2,669
Discontinued operations, loss on sale of property	-	463	-	463
Less:
Gain on sale of depreciable real estate	-	(115)	-	(9,876)

Funds from operations available to common shareholders,
assuming conversion of OP units	$ 11,285	$ 13,179	$ 23,198	$ 26,368

Weighted average equivalent shares outstanding, diluted	21,617	21,408	21,573	21,408

Funds from operations available to RPT common shareholders,
per diluted share	$ 0.52	$ 0.62	$ 1.08	$ 1.23

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Consolidated Balance Sheets
(in thousands)

	June 30,	March 31,	December 31,
	2009	2009	2008

ASSETS
Investment in real estate, net	$ 826,296	$ 829,006	$ 830,392
Cash and cash equivalents	7,818	7,946	5,295
Restricted cash	5,202	5,071	4,891
Accounts receivable, net	33,665	33,288	40,736
Equity investments in and advances to unconsolidated entities	104,623	103,580	95,867
Other assets, net	35,718	35,893	37,345

Total Assets	$ 1,013,322	$ 1,014,784	$ 1,014,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$ 662,176	$ 665,735	$ 662,601
Accounts payable and accrued expenses	30,273	25,960	26,751
Distributions payable	4,958	4,951	4,945
Capital lease obligation	7,060	7,126	7,191
Total Liabilities	704,467	703,772	701,488

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RPT") shareholders' equity:
Common Shares of Beneficial Interest	187	185	185
Additional paid-in capital	390,105	389,730	389,528
Accumulated other comprehensive loss	(3,151)	(3,693)	(3,851)
Cumulative distributions in excess of net income	(117,508)	(114,746)	(112,671)
Total RPT Shareholders' Equity	269,633	271,476	273,191
Noncontrolling interest in subsidiaries	39,222	39,536	39,847
Total Shareholders' Equity	308,855	311,012	313,038

Total Liabilities and Shareholders' Equity	$ 1,013,322	$ 1,014,784	$ 1,014,526

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications